Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other	11,127,148 shares (2)	$26.79 (3)	$298,096,294.92 (3)	$110.20 per $1,000,000	$32,851.00

Total Offering Amounts					$298,096,294.92		$32,851.00

Total Fee Offsets							$0

Net Fee Due							$32,851.00
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 4,500,000 shares of common stock issuable under the 2023 Stock Incentive Plan and (ii) 6,627,148, which is the number of shares of common stock subject to awards granted under the 2013 Stock Incentive Plan that are outstanding as of the date that the 2023 Stock Incentive Plan was approved by the registrant’s stockholders and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the registrant’s common stock as reported on the Nasdaq Global Select Market on June 7, 2023.